Exhibit 99.1
Yadkin Valley Financial Corporation Announces First Quarter 2011 Results
With New Management Team Focused on Strategic Planning Progress
First Quarter Highlights:
•	The Board of Directors has now fully enacted its strategic succession plan, resulting in a newly formed Management team.

•	Management is executing the strategic plan for the Company according to policies developed by both Management and the Board. Part of this plan is a controlled balance sheet management strategy, which has resulted in the reduction of assets by $69.7 million compared to the fourth quarter of 2010.

•	Net interest margin increased 10 basis points to 3.07% for the first quarter, compared to 2.97% in the fourth quarter of 2010.

•	Net charge-offs decreased to $6.8 million or 1.71% of average loans on an annualized basis, down significantly compared to $13.3 million, or 3.08% on an annualized basis, in the fourth quarter of 2010.

•	Lower cost non-interest bearing deposits increased 3% and NOW, savings and money market deposits increased 7% compared to the fourth quarter of 2010, improving the funding mix.

•	The allowance for loan losses decreased to 2.31% of loans held for investment, compared to 2.36% in the fourth quarter of 2010.
Elkin, NC — April 28, 2011 — Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the first quarter ended March 31, 2011. Net loss available to common shareholders was $1.6 million, or $0.10 per diluted share, compared to a net loss of $9,000 or $0.00 per share in the fourth quarter of 2010, and net income of $143,000, or $0.01 per share in the first quarter of 2010.
Joe Towell, President and CEO of Yadkin Valley Financial, commented, “Beginning in the first quarter of 2011 and continuing throughout this year, the Management team has five main areas of focus as we enact our strategic plan for the Company. These are, in order of importance, asset quality, net interest margin, expense reduction, the securities portfolio, and managed loan growth. With the capital implications that underpin all of these areas, we are putting our efforts toward progress and positive outcomes in these categories.
In the first quarter of 2011, we saw some positive momentum in our loan portfolio. Net charge-offs were $6.8 million, which is a substantial decrease from last quarter. We are continuing to make progress in quickly and effectively risk grading the portfolio, reserving for impaired loans, and recognizing charge-offs, particularly by recognizing market adjustments on collateral dependent loans. We are also beginning to see some upgrade opportunities, particularly in our commercial and industrial loans, as sales and revenues begin to return for those customers. While it is too early to declare a trend, we are encouraged by this movement, as well as the resolution of several problem credits.

Following a period of liquidity building that began in the first three quarters of 2010, we are pleased with the improvement in our net interest margin during the first quarter of 2011. Part of our strategic plan includes a renewed focus on acquiring core deposits, which should continue to have a positive impact on our net interest margin. Additionally, our cost of funding and cost of deposits have decreased 21 basis points over the past two linked quarters.
As part of our strategic plan, we continue to execute our capital management strategy. We are pursuing a private placement offering of common stock, which is receiving an abundance of support from directors and management. We believe this effort, combined with our controlled balance sheet shrinkage and expense management plan, represents a prudent strategy for managing the Company in this challenging operating environment.”
First Quarter 2011 Financial Highlights
Asset Quality
Nonperforming loans, which include loans in nonaccrual status, increased by $6.0 million, to $71.4 million, or 4.50% of total gross loans at March 31, 2011, compared to $65.4 million, or 3.96% of total gross loans at December 31, 2010. The increase in nonperforming loans was predominantly related to construction/land development and commercial real estate loans, as workout scenarios continue to be carried out in those loan categories. Although nonperforming levels continue to be elevated, 54% of our nonperforming loans are held at fair market value due to losses already recognized on these loans. Troubled debt restructured loans (TDRs) also continue to negatively impact our nonperforming loan total, as our restructured loans are in the midst of rehabilitation. Total TDRs were $39.4 million at March 31, 2011. We anticipate that TDRs will continue to increase as recently issued accounting guidance on this topic is implemented in the third quarter of 2011. Net charge-offs totaled $6.8 million, or 1.71% of average loans on an annualized basis.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	March 31, 2011		December 31, 2010
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans

Construction/land development	$15,943	1.01%	$13,919	0.84%
Residential construction	12,058	0.76%	11,915	0.72%
HELOC	3,537	0.22%	3,068	0.18%
1-4 Family residential	8,627	0.54%	7,889	0.48%
Commercial real estate	26,791	1.69%	24,562	1.49%
Commercial & industrial	3,821	0.24%	3,420	0.21%
Consumer & other	591	0.04%	627	0.04%

Total	$71,368	4.50%	$65,400	3.96%

OREO totaled $27.5 million at March 31, 2011, an increase of $1.9 million compared to $25.6 million at December 31, 2010. The increase in OREO was due to the addition of 16 properties totaling $4.4 million, offset by sales of 13 properties totaling $2.5 million. Our Special Assets team is experiencing good traction in our residential OREO portfolio, as the market begins to move in that segment, but the bank-

owned land and lots portfolio continues to be resistant to sale at this time. Total nonperforming assets were $98.8 million, or 4.43% of total assets, an increase from $91.0 million, or 3.95% of total assets as of December 31, 2010.
During the first quarter of 2011, the provision for loan losses was $4.9 million, a decrease of $1.4 million from the fourth quarter of 2010. The allowance for loan losses was $35.9 million, a decrease of $1.9 million compared to $37.8 million at December 31, 2010. This decrease was driven by a decrease in the overall loan portfolio and some improving credit metrics.
As a percentage of total loans held for investment, the allowance for loan losses was 2.31% in the first quarter of 2011, down from 2.36% in the fourth quarter of 2010. Out of the $35.9 million in total allowance for loan losses at March 31, 2011, the specific allowance for impaired loans accounted for $6.5 million, up slightly from $6.3 million at the end of the fourth quarter. The remaining general allowance, $29.4 million, attributed to unimpaired loans, was down from $31.5 million at the end of the fourth quarter of 2010 due to a $40.5 million decrease in classified, non-impaired loans, as well as a 3% decrease in total loans held for investment. The allowance for loan losses as a percentage of criticized, non-impaired (internal risk grades 5, 6, and immaterial 7) loans increased to 6.66%, up from 6.36% in the fourth quarter, and as a percentage of non-criticized loans, increased to 1.21% up from 1.19%.
Net Interest Income and Net Interest Margin
Net interest income totaled $15.7 million, a decrease of $266,000, or 1.7%, compared to the fourth quarter of 2010. Although total net interest income decreased as a result of decreases in interest earning assets such as loans, we experienced an increase in net interest margin to 3.07%, up 10 basis points from the fourth quarter of 2010. The NIM increase can be attributed to our controlled balance sheet management and the decrease in our deposit costs to realign with the market. Excluding the adjustment of assets and liabilities to their fair market values as part of purchase accounting treatment relating to the merger with American Community Bank, net interest margin was 3.01%, an increase of 10 basis points compared to 2.91% in the fourth quarter of 2010.
Non-Interest Income
Non-interest income decreased $2.5 million or 35%, to $4.8 million from $7.3 million in the fourth quarter of 2010. The decrease in non-interest income was primarily related to a decrease in gains on sale of mortgage loans as mortgage activity slowed during the first quarter of 2011. In addition, gains on sale of securities also decreased $1.2 million from the prior quarter.
Non-Interest Expense
Non-interest expense decreased $66,000, or 0.4%, to $16.9 million, compared to $17.0 million in the fourth quarter of 2010. The modest decrease in non-interest expense was primarily related to additional cost savings realized from our expense reduction plan initiated in the last half of 2010. This expense reduction is part of management’s strategic plan as we continue to focus on profitability and operational efficiency.
Balance Sheet and Capital
Compared to the fourth quarter of 2010, total assets decreased $69.7 million, or 3%. The decrease in total assets was primarily related to a decrease in total deposits of $60.6 million, or 3%, compared to the fourth quarter of 2010. This deposit decrease is mostly due to a decrease in our CDs, which is a decrease we anticipated as we returned to more traditional deposit pricing after the 2010 effort to build liquidity.

Brokered CDs and CDARs remain a relatively small portion of the Company’s funding sources, as these deposits represented 5% of total deposits at March 31, 2011, a slight decrease from the level at December 31, 2010.
Gross loans also decreased in the first quarter by $47.8 million, or 3%. Total gross loans are decreasing as we migrate the portfolio away from large real estate and construction loans, and toward more targeted small business and commercial and industrial lending.
The Bank remains well-capitalized for regulatory purposes. As of March 31, 2011, the Bank’s leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio were 7.07%, 9.39%, and 10.65%, respectively. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized.

Conference Call
Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, April 28, 2011 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call may also be accessed at
http://investor.shareholder.com/media/eventdetail.cfm?mediaid=47611&c=YAVY&mediakey=083AD267BEF7411643B71259A1741F10&e=0 A replay of the call will be available until May 9, 2011 by dialing 800-642-1687 or 706-645-9291 and entering access code 62645029.
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About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 38 branches throughout its three regions in North Carolina and South Carolina. The Western Region (formerly Yadkin Valley Bank division and High Country Bank division) serves Avery, Watauga, Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. The Central Region (formerly the Iredell branches of Piedmont Bank division and Cardinal State Bank division) serves Durham, Orange, Granville, and Iredell Counties. The Southern Region (formerly American Community Bank division and the Mecklenburg branches of the Piedmont division) serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.
FORWARD LOOKING STATEMENTS
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin, and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information contact:
Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinvalleybank.com
Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinvalleybank.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheets (Unaudited)

	(Amounts in thousands except share and per share data)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010 (a)	2010	2010	2010
Assets:
Cash and due from banks	$31,537	$31,967	$32,112	$30,178	$27,002
Federal funds sold	50	31	2,427	6,123	8
Interest-earning deposits with banks	188,003	197,782	108,665	184,592	208,727

U.S. government agencies	24,262	14,551	21,966	25,274	39,756
Mortgage-backed securities	208,037	209,706	193,358	126,004	72,810
State and municipal securities	68,090	72,621	73,235	55,868	59,574
Common and preferred stocks	1,140	1,124	1,159	1,134	1,056

Total investment securities	301,529	298,002	289,718	208,280	173,196

Construction loans	261,083	300,877	321,905	333,015	344,138
Commercial, financial and other loans	216,056	222,667	219,660	231,105	265,286
Residential mortgages	181,057	174,536	172,286	177,887	169,267
Commercial real estate loans	646,657	650,696	674,806	648,423	625,394
Installment loans	40,546	42,443	44,070	49,544	47,112
Revolving 1-4 family loans	207,308	209,319	208,660	207,801	204,834

Total Loans	1,552,707	1,600,538	1,641,387	1,647,775	1,656,031
Allowance for loan losses	(35,860)	(37,752)	(44,735)	(44,306)	(45,399)

Net loans	1,516,847	1,562,786	1,596,652	1,603,469	1,610,632
Loans held for sale	32,880	50,419	76,199	49,542	24,308
Accrued interest receivable	7,515	7,947	8,176	7,520	7,866
Bank premises and equipment	46,245	45,970	45,368	44,434	44,075
Foreclosed real estate	27,461	25,582	22,480	18,195	16,656
Non-marketable equity securities at cost	9,416	9,416	9,784	10,539	10,539
Investment in bank-owned life insurance	25,441	25,278	25,103	24,852	24,660
Goodwill	4,944	4,944	4,944	4,944	4,944
Core deposit intangible	4,602	4,907	5,212	5,527	5,852
Other assets	34,421	35,563	43,949	41,986	44,647

Total assets	$2,230,891	$2,300,594	$2,270,789	$2,240,181	$2,203,112

Liabilities and shareholders’ equity:
Deposits:
Non-interest bearing	$222,457	$216,161	$205,856	$210,940	$211,272
NOW, savings and money market accounts	631,791	589,790	467,731	468,773	455,189
Time certificates:
$100,000 or more	443,312	477,030	531,892	516,146	529,253
Other	662,246	737,425	776,012	757,579	713,351

Total deposits	1,959,806	2,020,406	1,981,491	1,953,438	1,909,065

Borrowings	109,452	116,768	119,274	118,621	126,600
Accrued expenses and other liabilities	15,125	15,963	19,364	15,409	14,511

Total liabilities	2,084,383	2,153,137	2,120,129	2,087,468	2,050,176

Total shareholders’ equity	146,508	147,457	150,660	152,713	152,936

Total liabilities and shareholders’ equity	$2,230,891	$2,300,594	$2,270,789	$2,240,181	$2,203,112

Period End Shares Outstanding	16,292,640	16,147,640	16,144,640	16,144,640	16,134,640

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)

	Three Months Ended (Amounts in thousands except share and per share data)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010 (a)	2010	2010	2010

Interest and fees on loans	$21,349	$22,500	$22,921	$22,458	$22,958
Interest on securities	2,108	2,241	2,096	1,661	1,771
Interest on federal funds sold	6	7	1	2	—
Interest-bearing deposits	115	88	110	126	61

Total interest income	23,578	24,836	25,128	24,247	24,790

Time deposits of $100,000 or more	2,938	3,136	3,503	3,274	3,361
Other deposits	4,380	5,084	4,699	4,781	4,055
Borrowed funds	570	660	617	595	567

Total interest expense	7,888	8,880	8,819	8,650	7,983

Net interest income	15,690	15,956	16,309	15,597	16,807
Provision for loan losses	4,867	6,277	7,879	5,809	4,384

Net interest income after provision for loan losses	10,823	9,679	8,430	9,788	12,423

Non-interest income
Service charges on deposit accounts	1,345	1,498	1,539	1,486	1,437
Other service fees	962	1,253	985	917	841
Net gain on sales of mortgage loans	1,899	3,128	2,683	1,876	1,334
Income on investment in bank owned life insurance	163	175	251	192	207
Mortgage banking operations	207	(66)	53	60	56
Gains on sale of securities	93	1,291	1	844	44
Other than temporary impairment of investments	(20)	(101)	(115)	(61)	(205)
Other	142	154	175	140	66

Total non-interest income	4,791	7,332	5,572	5,454	3,780

Non-interest expense
Salaries and employee benefits	7,870	7,686	8,248	6,941	6,663
Occupancy and equipment	2,170	2,160	2,298	1,957	1,966
Printing and supplies	181	175	169	259	274
Data processing	373	376	380	384	313
Communication expense	445	453	445	436	459
Advertising and marketing	171	252	362	204	178
Amortization of core deposit intangible	305	305	315	325	334
FDIC assessment expense	1,350	1,126	1,122	1,288	830
Attorney fees	92	170	222	148	75
Loan collection expense	433	342	307	289	272
Net cost of operation of other real estate owned	794	639	586	402	796
Other	2,725	3,291	2,918	2,347	2,372

Total non-interest expense	16,909	16,975	17,372	14,980	14,532

Income (loss) before income taxes	(1,295)	36	(3,370)	262	1,671
Provision for income taxes (benefit)	(509)	(823)	(1,299)	(23)	757

Net income (loss)	(786)	859	(2,071)	285	914

Preferred stock dividend and amortization of preferred stock discount	771	868	771	771	771

Net income (loss) available to common shareholders	$(1,557)	$(9)	$(2,842)	$(486)	$143

Basic	$(0.10)	$—	$(0.18)	$(0.03)	$0.01
Diluted	$(0.10)	$—	$(0.18)	$(0.03)	$0.01

Weighted average number of shares outstanding
Basic	16,130,529	16,129,640	16,129,640	16,129,640	16,129,640
Diluted	16,130,529	16,129,640	16,129,640	16,129,640	16,129,640

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
(unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Per Share Data:
Basic Earnings (Loss) per Share	$(0.10)	0.00	$(0.18)	$(0.03)	$0.01
Diluted Earnings (Loss) per Share	(0.10)	0.00	(0.18)	(0.03)	0.01
Book Value per Share	6.11	6.24	6.44	6.58	6.61

Selected Performance Ratios:
Return on Average Assets (annualized)	-0.28%	0.00%	-0.51%	-0.09%	0.03%
Return on Average Equity (annualized)	-4.27%	-0.02%	-7.37%	-1.26%	0.38%
Net Interest Margin (annualized)	3.07%	2.97%	3.12%	3.12%	3.47%
Net Interest Spread (annualized)	2.88%	2.77%	2.91%	2.84%	3.25%
Non-interest Income as a % of Revenue(6)	30.69%	43.10%	39.80%	34.76%	23.33%
Non-interest Income as a % of Average Assets	0.21%	0.32%	0.25%	0.25%	0.18%
Non-interest Expense as a % of Average Assets	0.75%	0.73%	0.77%	0.67%	0.68%

Asset Quality:
Loans 30-89 days past due (000’s) (4)	$23,756	$25,353	$37,682	$16,163	$14,297
Loans over 90 days past due still accruing (000’s)	—	—	—	—	—
Nonperforming Loans (000’s)	71,368	65,400	63,094	50,853	52,870
Other Real Estate Owned (000’s)	27,461	25,582	22,480	18,195	16,656
Nonperforming Assets (000’s)	98,829	90,983	85,574	69,048	69,526
Troubled debt restructurings (000’s) (5)	14,998	17,153	14,733	8,184	5,267
Nonperforming Loans to Total Loans	4.50%	3.96%	3.67%	3.00%	3.15%
Nonperforming Assets to Total Assets	4.43%	3.95%	3.77%	3.08%	3.16%
Allowance for Loan Losses to Total Loans	2.26%	2.29%	2.60%	2.61%	2.70%
Allowance for Loan Losses to Total Loans Held for Investment	2.31%	2.36%	2.73%	2.69%	2.74%
Allowance for Loan Losses to Nonperforming Loans	50.25%	57.72%	70.90%	87.12%	86.00%
Net Charge-offs/Recoveries to Average Loans (annualized)	1.71%	3.08%	1.75%	1.64%	1.83%

Capital Ratios:
Equity to Total Assets	6.57%	6.41%	6.63%	6.82%	6.94%
Tier 1 leverage ratio(1)	7.07%	7.04%	7.40%	7.53%	7.76%
Tier 1 risk-based ratio(1)	9.39%	9.23%	9.10%	9.39%	9.26%
Total risk-based capital ratio(1)	10.65%	10.49%	10.36%	10.65%	10.52%

Non-GAAP disclosures(2):
Tangible Book Value per Share	5.53	5.63	5.82	5.93	5.94
Return on Tangible Equity (annualized) (3)	-4.57%	-0.02%	-7.89%	-1.36%	0.41%
Tangible Equity to Tangible Assets (3)	6.17%	6.01%	6.22%	6.38%	6.48%
Efficiency Ratio	79.86%	70.63%	76.96%	68.75%	68.00%
Notes:

(1)	Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only — FFIEC 041

(2)	Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)	Tangible Equity is the difference of shareholders’ equity less the sum of goodwill and core deposit intangible Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible

(4)	Past due numbers exclude loans classified as nonperforming.

(5)	Troubled debt restructured loans exclude loans classified as nonperforming.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Three Months Ended March 31,
	2011				2010
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,602,393	$21,391	5.41%		$1,683,199	$23,002	5.54%
Federal funds sold	9,769	6	0.25%		632	—	0.00%
Investment securities	296,220	2,375	3.25%		180,026	2,018	4.55%
Interest-bearing deposits	207,707	115	0.22%		134,627	61	0.18%

Total average earning assets (1)	2,116,089	23,887	4.58	%(6)	1,998,484	25,081	5.09%

Noninterest earning assets	148,253				140,599

Total average assets	$2,264,342				$2,139,083

INTEREST BEARING LIABILITIES
Time deposits	$1,167,137	$6,114	2.12%		$1,199,572	$6,592	2.23%
Other deposits	605,139	1,204	0.81%		441,155	823	0.76%
Borrowed funds	111,065	570	2.08%		121,564	568	1.89%

Total interest bearing liabilities	1,883,341	7,888	1.70	%(7)	1,762,291	7,983	1.84%

Noninterest bearing deposits	218,444				205,848
Other liabilities	14,618				16,971

Total average liabilities	2,116,403				1,985,110

Shareholders’ equity	147,939				153,973

Total average liabilities and shareholders’ equity	$2,264,342				$2,139,083

NET INTEREST INCOME/ YIELD (3,4)		$15,999	3.07%			$17,098	3.47%

INTEREST SPREAD (5)			2.88%				3.25%

(1)	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2011 and 2010 includes $176,000 and $571,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)	Interest expense for 2011 and 2010 includes $116,000 and $405,000, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.